As filed with the Securities and Exchange Commission on June 7, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GIBRALTAR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3556 Lake Shore Road P.O. Box 2028 Buffalo, New York 14219-0228 (Address of Principal Executive Offices) (Zip Code)	16-1445150 (I.R.S. Employer Identification Number)

Gibraltar Industries, Inc. 2005 Equity Incentive Plan
(Full title of the plans)

David W. Kay
Executive Vice President,
Chief Financial Officer and Treasurer
GIBRALTAR INDUSTRIES, INC.
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219-0228
(Name and address of agent for service)
Copy To: Michael E. Storck, Esq. Lippes Mathias Wexler Friedman LLP 665 Main St. Suite 300 Buffalo, New York 14203 (716) 853-5100

(7l6) 826-6500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class		Offering Price	Aggregate	Amount of
of Securities to be Registered	Amount to be Registered	Per Share (3)	Offering Price (3)	Registration Fee
Common Stock, $.0l par value (1)(2)	2,250,000 shares	$21.80(4)	$49,050,000(4)	$1,506
Total	2,250,000 shares			$1,506

(1)	Consists of an aggregate of 2,250,000 shares of Common Stock of the Registrant which may be issued as restricted stock or which may become issuable upon the grant of restricted units, performance shares, performance units and rights or upon the exercise of options granted under Gibraltar Industries, Inc. 2005 Equity Incentive Plan.

(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock which may become issuable as a result of reorganizations, recapitalization, mergers, consolidations, stock splits, stock combinations, stock dividends, dilutive issuances of securities or other similar transactions.

(3)	Estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee.

(4)	Calculated pursuant to Rule 457(c) and (h) of the Securities Act based upon the average of high and low sales price of the Registrant’s Common Stock on June 5, 2007, as quoted on the NASDAQ Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information.
          The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in our Gibraltar Industries, Inc. 2005 Equity Incentive Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
          Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus described above in Item I of this Registration Statement), other documents required to be delivered to eligible employees pursuant to Rule 428(b) and additional information about the Plan and its administrators are available without charge by contacting:
Gibraltar Industries, Inc.
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219-0228
Attention: Secretary
Telephone: (716) 826-6500
Facsimile: (716) 826-1589

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007.

(c)	The description of the Registrant’s Capital Stock contained in the Registrant’s Rule 424(b)(1) Prospectus filed August 19, 2006; and

(d)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referenced in (a) above (except for information furnished on Form 8-K that is furnished rather than filed with the Form 8-K).
          In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished on Form 8-K that is furnished rather than filed with the Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
          Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Expert and Counsel.
          Certain legal matters with respect to the validity of the shares of Common Stock offered pursuant to this Registration Statement are being passed upon for the Registrant by Lippes Mathias Wexler Friedman LLP. Gerald S. Lippes, a partner in the firm, is a director of the Registrant.
Item 6. Indemnification of Directors and Officers.
          Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article Twelfth of the Registrant’s Certificate of Incorporation entitles officers, directors and controlling persons of the Registrant to indemnification to the full extent permitted by Section 145 of the DGCL, as the same may be supplemented or amended from time to time.
          Article Thirteenth of the Registrant’s Certificate of Incorporation provides that no director shall have any personal liability to the Registrant or its stockholders for any monetary damages for breach of fiduciary duty as a director, provided that such provision does not limit or eliminate the liability of any director (i) for breach of such director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases) or (iv) for any transaction from which such director derived an improper personal benefit. The provisions of such article do not limit or eliminate the liability of any director for any act or omission occurring prior to the effective time of such amendment.
Item 7. Exemption from Registration Claimed.
          Not Applicable.
Item 8. Exhibits.

4.1	Gibraltar Industries, Inc. 2005 Equity Incentive Plan First Amendment and Restatement

5.1	Opinion of Lippes Mathias Wexler Friedman LLP as to the legality of the securities being offered.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of independent registered public accounting firm.

23.3	Consent of Lippes Mathias Wexler Friedman LLP (included in Exhibit 5.1).
Item 9. Undertakings.
          (a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do no apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York on the 7th day of June, 2007.

Gibraltar Industries, Inc.
By:	/s/ David W. Kay
David W. Kay
Executive Vice President, Chief Financial Officer and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 7th day of June, 2007.

Signature	Capacity

/s/ Brian J. Lipke	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Brian J. Lipke

/s/ Henning Kornbrekke	President and Chief Executive Officer
Henning Kornbrekke

/s/ David W. Kay	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
David W. Kay

/s/ Gerald S. Lippes	Director
Gerald S. Lippes

/s/ Arthur A. Russ, Jr.	Director
Arthur A. Russ, Jr.

/s/ William P. Montague	Director
William P. Montague

/s/ David N. Campbell	Director
David N. Campbell

Signature	Capacity

/s/ William J. Colombo	Director
William J. Colombo

/s/ Robert E. Sadler, Jr.	Director
Robert E. Sadler, Jr.

EXHIBIT INDEX

Exhibit No.	Description

*4.1	Gibraltar Industries, Inc. 2005 Equity Incentive Plan First Amendment and Restatement.

*5.1	Opinion of Lippes Mathias Wexler Friedman LLP as to the legality of the securities being offered.

*23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

*23.2	Consent of independent registered public accounting firm.

*23.3	Consent of Lippes Mathias Wexler Friedman LLP (included in Exhibit 5.1).

*	Filed herewith.